Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2023 Third Quarter Results

Reports Sales of $2.51 billion, up 21 Percent

Reports Strong Orders Leading to a Backlog of Nearly $16 Billion

Reports Diluted Earnings per Share of $2.79 and Adjusted1 Earnings per Share of $3.04

Raises Fiscal 2023 Sales and Earnings Expectations

OSHKOSH, Wis. (October 26, 2023) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported fiscal 2023 third quarter net income of $183.7 million, or $2.79 per diluted share, compared to net income of $66.9 million, or $1.02 per diluted share, for the third quarter of fiscal 2022. Adjusted1 net income was $200.6 million, or $3.04 per diluted share, for the third quarter of fiscal 2023 compared to $75.9 million, or $1.15 per diluted share, for the third quarter of fiscal 2022. Comparisons in this news release are to the third quarter of fiscal 2022, unless otherwise noted.

Adjusted1 net income for the third quarter of fiscal 2023 excludes acquisition-related costs, amortization of purchased intangibles, a gain on the sale of a business and a loss on the sale of an equity method investment. Adjusted1 net income for the third quarter of fiscal 2022 excludes amortization of purchased intangibles, charges for the release of cumulative translation adjustment losses upon the liquidation of foreign entities and an impairment of an intangible asset. In connection with the purchase of JBT AeroTech (AeroTech), which was consummated August 1, 2023, amortization of purchased intangibles is now being excluded from adjusted results for all periods.

Consolidated sales in the third quarter of fiscal 2023 increased 21.4 percent to $2.51 billion primarily due to higher sales volume, the inclusion of $135 million of sales related to acquisitions and improved pricing.

Consolidated operating income in the third quarter of fiscal 2023 increased 118.9 percent to $256.5 million, or 10.2 percent of sales, compared to $117.2 million, or 5.7 percent of sales, in the third quarter of fiscal 2022. The increase was primarily due to improved pricing, higher sales volume and improved mix, offset in part by higher incentive compensation costs. Adjusted1 operating income in the third quarter of fiscal 2023 was $276.3 million, or 11.0 percent of sales, compared to $126.9 million, or 6.1 percent of sales, in the third quarter of fiscal 2022.

“We are pleased to report another quarter of strong performance highlighted by revenue growth of 21.4 percent, leading to an 11.0 percent consolidated adjusted operating margin and adjusted earnings per share of $3.04 in the third

Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

quarter,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “Our performance, highlighted by outstanding revenue and earnings growth, was driven by the benefits of supply chain and operational actions across the company over the past several quarters. Orders were solid in the quarter across all businesses, including our Access segment, and reinforce our positive outlook for 2024. In summary, our investments in operations and product technologies are paying off as we transition to a more resilient business.

“We are also pleased with performance improvements in our Vocational segment and the progress on our AeroTech integration. We are confident in AeroTech’s technology, product offerings and secular growth opportunities in the air cargo and air travel support businesses.

“We announced several key electric vehicle contracts in our Vocational segment during the quarter, including Striker Volterra ARFF orders for the new airport under construction in Sydney, Australia and longtime customer Dallas Fort Worth International Airport. We also announced an order for 50 McNeilus Volterra ZSL units, North America’s first fully integrated, zero emission electric refuse collection vehicle. With our technology leadership and strong product offerings, we are confident in the outlook for electric vehicles and the profitable growth they will drive for our company.

“As a result of our strong third quarter performance and our positive outlook, we are increasing our expectations for 2023 earnings per share to be in a range of $8.75 and 2023 adjusted earnings per share to be in a range of $9.50. With our strong backlogs, leading technologies, positive market sentiment and the strength of our people, we are well positioned for 2024 and beyond,” added Pfeifer.

Factors affecting third quarter results for the Company’s business segments included:

Access - Access segment sales for the third quarter of fiscal 2023 increased 27.0 percent to $1.32 billion as a result of improved sales volume, higher pricing in response to higher input costs and the inclusion of sales of $19.0 million related to the Hinowa acquisition.

Access segment operating income in the third quarter of fiscal 2023 increased 93.5 percent to $229.9 million, or 17.4 percent of sales, compared to $118.8 million, or 11.4 percent of sales, in the third quarter of fiscal 2022. The increase was primarily due to higher sales volume, improved price/cost dynamics and improved product mix, offset in part by higher incentive compensation costs and increased operating expenses to support the higher sales levels.

Adjusted1 operating income in the third quarter of fiscal 2023 was $231.8 million, or 17.6 percent of sales, compared to $123.5 million, or 11.9 percent of sales, in the third quarter of fiscal 2022.

Defense - Defense segment sales for the third quarter of fiscal 2023 decreased 3.6 percent to $500.1 million primarily due to lower Joint Light Tactical Vehicle program volume offset in part by higher Family of Medium Tactical Vehicle sales volume.

Defense segment operating income in the third quarter of fiscal 2023 increased 635.5 percent to $22.8 million, or 4.6 percent of sales, compared to $3.1 million, or 0.6 percent of sales, in the third quarter of fiscal 2022. The increase was due to unfavorable cumulative catch-up adjustments on contract margins in the third quarter of 2022 and a gain on the sale of a business.

Adjusted1 operating income in the third quarter of fiscal 2023 was $16.1 million, or 3.2 percent of sales, compared to $4.6 million, or 0.9 percent of sales, in the third quarter of fiscal 2022.

Vocational - Vocational segment sales for the third quarter of fiscal 2023 increased 35.4 percent to $692.6 million due to the inclusion of sales related to the AeroTech acquisition, improved sales volume and higher pricing in response to higher input costs, offset in part by the sale of the rear discharge mixer business. AeroTech had sales of $115.8 million from the August 1, 2023 acquisition date to September 30, 2023.

Vocational segment operating income in the third quarter of fiscal 2023 increased 63.6 percent to $52.5 million, or 7.6 percent of sales, compared to $32.1 million, or 6.3 percent of sales, in the third quarter of fiscal 2022. The increase

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

was primarily due to improved price/cost dynamics, improved mix and higher sales volume, offset in part by acquisition costs, the amortization of inventory fair value step-up and higher amortization of purchased intangibles related to the AeroTech acquisition.

Adjusted1 operating income in the third quarter of fiscal 2023 was $77.1 million, or 11.1 percent of sales, compared to $35.6 million, or 7.0 percent of sales, in the third quarter of fiscal 2022.

Corporate - Corporate costs in the third quarter of fiscal 2023 increased $11.9 million to $48.7 million due to higher incentive compensation, stock-based compensation and engineering costs.

Interest Expense Net of Interest Income - Interest expense net of interest income in the third quarter of fiscal 2023 increased $6.8 million to $17.7 million due to increased borrowings related to the acquisition of AeroTech.

Provision for Income Taxes - The Company recorded income tax expense in the third quarter of fiscal 2023 of $55.3 million, or 22.9 percent of pre-tax income, compared to $32.2 million, or 32.4 percent of pre-tax income, in the third quarter of fiscal 2022. Income tax expense in the third quarter of fiscal 2022 was elevated due to an anti-hybrid tax matter in a foreign jurisdiction that was resolved in the fourth quarter of fiscal 2022.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2023 of $7.19 billion and net income of $447.2 million, or $6.80 per diluted share. This compares with net sales of $6.08 billion and net income of $98.8 million, or $1.49 per diluted share, for the first nine months of fiscal 2022. The increase in net income for the first nine months of fiscal 2023 was the result of improved price/cost dynamics, higher sales volume, improved product mix and the absence of a charge of $18.1 million associated with foreign anti-hybrid tax legislation due to comments made by taxing authorities of the applicable jurisdiction during the first quarter of fiscal 2022, offset in part by higher incentive compensation costs, higher operating expenses and AeroTech-related acquisition expenses, including acquisition costs of $12.9 million, amortization of purchased intangibles of $6.2 million and amortization of inventory fair value step-up of $6.2 million.

Adjusted1 net income for the first nine months of fiscal 2023 was $487.8 million, or $7.41 per diluted share, compared to $130.2 million, or $1.96 per diluted share in the first nine months of fiscal 2022.

Fiscal 2023 Expectations

The Company expects its fiscal 2023 diluted earnings per share to be in the range of $8.75 and adjusted1 earnings per share to be in a range of $9.50 on projected net sales in the range of $9.65 billion. These expectations compare to previous estimates of diluted earnings per share of $7.65 and adjusted1 earnings per share of $8.00 on projected net sales of $9.5 billion. Excluding amortization of purchased intangibles had the effect of increasing estimated adjusted1 earnings per share by approximately $0.35, net of tax, compared to previous estimates.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.41 per share of Common Stock. The dividend will be payable on November 27, 2023 to shareholders of record as of November 13, 2023.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its third quarter results and its fiscal 2023 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to successfully integrate the AeroTech acquisition and to realize the anticipated benefits associated with the same; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 17,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Power Towers, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, JBT AeroTech and Pratt

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

Miller. For more information, visit www.oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$2,509.9	$2,066.7	$7,191.1	$6,078.4
Cost of sales	2,041.8	1,778.1	5,964.7	5,339.0
Gross income	468.1	288.6	1,226.4	739.4

Operating expenses:
Selling, general and administrative	201.6	166.3	586.1	503.4
Amortization of purchased intangibles	10.0	3.0	18.1	8.6
Intangible asset impairment charge	—	2.1	—	2.1
Total operating expenses	211.6	171.4	604.2	514.1
Operating income	256.5	117.2	622.2	225.3

Other income (expense):
Interest expense	(19.6)	(13.4)	(46.3)	(39.2)
Interest income	1.9	2.5	13.3	4.8
Miscellaneous, net	2.6	(6.8)	13.2	(20.8)
Income before income taxes and losses of unconsolidated affiliates	241.4	99.5	602.4	170.1
Provision for income taxes	55.3	32.2	145.8	68.4
Income before losses of unconsolidated affiliates	186.1	67.3	456.6	101.7
Losses of unconsolidated affiliates	(2.4)	(0.4)	(9.4)	(2.9)
Net income	$183.7	$66.9	$447.2	$98.8

Earnings per share:
Basic	$2.81	$1.02	$6.84	$1.50
Diluted	2.79	1.02	6.80	1.49

Basic weighted-average shares outstanding	65,342,227	65,375,424	65,363,125	65,790,599
Dilutive equity-based compensation awards	603,093	396,396	449,459	437,911
Diluted weighted-average shares outstanding	65,945,320	65,771,820	65,812,584	66,228,510

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$106.1	$805.9
Receivables, net	1,550.2	1,162.0
Unbilled receivables, net	717.5	586.3
Inventories	2,020.6	1,865.6
Income taxes receivable	15.6	21.6
Other current assets	80.7	90.7
Total current assets	4,490.7	4,532.1
Property, plant and equipment:
Property, plant and equipment	2,016.6	1,804.4
Accumulated depreciation	(1,061.8)	(978.2)
Property, plant and equipment, net	954.8	826.2
Goodwill	1,505.8	1,042.0
Purchased intangible assets, net	762.4	457.0
Deferred income taxes	195.1	134.8
Deferred contract costs	623.1	415.8
Other long-term assets	323.2	321.1
Total assets	$8,855.1	$7,729.0

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$505.0	$9.7
Accounts payable	1,092.2	1,129.0
Customer advances	664.0	696.7
Payroll-related obligations	214.2	119.5
Income taxes payable	178.3	100.3
Other current liabilities	436.5	373.4
Total current liabilities	3,090.2	2,428.6
Long-term debt	597.5	595.0
Long-term customer advances	1,088.7	1,020.5
Deferred income taxes	27.6	—
Other long-term liabilities	507.8	499.2
Commitments and contingencies
Shareholders’ equity	3,543.3	3,185.7
Total liabilities and shareholders’ equity	$8,855.1	$7,729.0

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net income	$447.2	$98.8
Depreciation and amortization	104.6	80.2
Stock-based incentive compensation	25.7	22.3
(Gain) loss on sale of businesses, net	5.3	—
Deferred income taxes	(61.5)	24.5
(Gain) loss on sale of assets	0.5	(1.9)
Unrealized (gain) loss on investments	(1.4)	12.7
Foreign currency transaction (gains) losses	(4.6)	8.2
Intangible asset impairment charge	-	2.1
Other non-cash adjustments	9.5	3.0
Changes in operating assets and liabilities	(405.3)	(111.6)
Net cash provided by operating activities	120.0	138.3

Investing activities:
Additions to property, plant and equipment	(228.0)	(160.3)
Acquisition of businesses, net of cash acquired	(995.8)	(19.5)
Proceeds from sale of businesses, net of cash sold	32.6	—
Other investing activities	0.1	(11.1)
Net cash used in investing activities	(1,191.1)	(190.9)

Financing activities:
Proceeds from issuance of debt	1,008.5	10.4
Repayments of debt	(528.7)	(225.0)
Repurchases of Common Stock	(22.6)	(155.0)
Dividends paid	(80.3)	(73.1)
Other financing activities	(5.6)	(9.1)
Net cash provided by (used in) financing activities	371.3	(451.8)

Effect of exchange rate changes on cash and cash equivalents	-	(16.5)
Decrease in cash and cash equivalents	(699.8)	(520.9)
Cash and cash equivalents at beginning of period	805.9	995.7
Cash and cash equivalents at end of period	$106.1	$474.8

.

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Sales
Access
Aerial work platforms	$654.3	$517.1	$1,921.2	$1,408.3
Telehandlers	393.8	316.0	1,126.0	855.5
Other	270.1	204.8	792.5	634.3
Total Access	1,318.2	1,037.9	3,839.7	2,898.1
Defense	500.1	518.7	1,511.3	1,593.6
Vocational
Fire apparatus	299.5	243.2	884.4	791.4
Refuse collection	149.2	122.7	449.0	395.4
Other	243.9	145.8	509.4	406.0
Total Vocational	692.6	511.7	1,842.8	1,592.8
Corporate and intersegment eliminations	(1.0)	(1.6)	(2.7)	(6.1)
Consolidated Net Sales	$2,509.9	$2,066.7	$7,191.1	$6,078.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating Income
Access	$229.9	$118.8	$576.6	$197.2
Defense	22.8	3.1	30.8	26.3
Vocational	52.5	32.1	141.1	112.9
Corporate and intersegment eliminations	(48.7)	(36.8)	(126.3)	(111.1)
Consolidated Operating Income	$256.5	$117.2	$622.2	$225.3

	September 30,
	2023	2022
Period-end backlog:
Access	$3,978.8	$3,887.5
Defense	6,749.2	5,997.2
Vocational	5,003.0	3,106.2
	$15,731.0	$12,990.9

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Access segment operating income (GAAP)	$229.9	$118.8	$576.6	$197.2
Amortization of purchased intangibles	1.9	0.1	5.2	0.3
Foreign entity liquidation	—	4.6	—	4.6
Adjusted Access segment operating income (non-GAAP)	$231.8	$123.5	$581.8	$202.1

Defense segment operating income (GAAP)	$22.8	$3.1	$30.8	$26.3
Amortization of purchased intangibles	1.3	1.5	4.1	4.6
Gain on sale of a business	(8.0)	—	(8.0)	—
Restructuring costs	—	—	0.8	—
Adjusted Defense segment operating income (non-GAAP)	$16.1	$4.6	$27.7	$30.9

Vocational segment operating income (GAAP)	$52.5	$32.1	$141.1	$112.9
Amortization of purchased intangibles	6.8	1.4	8.8	3.7
Acquisition costs	11.6	—	12.9	—
Loss on sale of a business	—	—	13.3	—
Amortization of inventory step-up	6.2	—	6.2	—
Restructuring costs	—	—	3.0	—
Intangible asset impairment charge	—	2.1	—	2.1
Adjusted Vocational segment operating income (non-GAAP)	$77.1	$35.6	$185.3	$118.7

Corporate operating expenses (GAAP)	$(48.7)	$(36.8)	$(126.3)	$(111.1)
Restructuring costs	—	—	0.6	—
Adjusted Corporate operating expenses (non-GAAP)	$(48.7)	$(36.8)	$(125.7)	$(111.1)

Consolidated operating income (GAAP)	$256.5	$117.2	$622.2	$225.3
Amortization of purchased intangibles	10.0	3.0	18.1	8.6
Acquisition costs	11.6	—	12.9	—
(Gain)/loss on sale of businesses, net	(8.0)	—	5.3	—
Amortization of inventory step-up	6.2	—	6.2	—
Restructuring costs	—	—	4.4	—
Foreign entity liquidation	—	4.6	—	4.6
Intangible asset impairment charge	—	2.1	—	2.1
Adjusted consolidated operating income (non-GAAP)	$276.3	$126.9	$669.1	$240.6

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Miscellaneous, net (GAAP)	$2.6	$(6.8)	$13.2	$(20.8)
Pension advisor settlement	—	—	(4.7)	—
Adjusted miscellaneous, net (non-GAAP)	$2.6	$(6.8)	$8.5	$(20.8)

Provision for income taxes (GAAP)	$55.3	$32.2	$145.8	$68.4
Income tax effects of adjustments	4.8	0.7	9.4	2.0
Anti-hybrid tax on prior period income	—	—	—	(18.1)
Adjusted provision for income taxes (non-GAAP)	$60.1	$32.9	$155.2	$52.3

Net income (GAAP)	$183.7	$66.9	$447.2	$98.8
Amortization of purchased intangibles	10.0	3.0	18.1	8.6
Acquisition costs	11.6	—	12.9	—
(Gain)/loss on sale of businesses, net	(8.0)	—	5.3	—
Amortization of inventory step-up	6.2	—	6.2	—
Restructuring costs	—	—	4.4	—
Foreign entity liquidation	—	4.6	—	4.6
Intangible asset impairment charge	—	2.1	—	2.1
Pension advisor settlement	—	—	(4.7)	—
Income tax effects of adjustments	(4.8)	(0.7)	(9.4)	(2.0)
Anti-hybrid tax on prior period income	—	—	—	18.1
Loss on sale of equity method investment	1.9	—	7.8	—
Adjusted net income (non-GAAP)	$200.6	$75.9	$487.8	$130.2

Earnings per share-diluted (GAAP)	$2.79	$1.02	$6.80	$1.49
Amortization of purchased intangibles	0.15	0.04	0.27	0.13
Acquisition costs	0.17	—	0.19	—
(Gain)/loss on sale of businesses, net	(0.12)	—	0.08	—
Amortization of inventory step-up	0.09	—	0.09	—
Restructuring costs	—	—	0.07	—
Foreign entity liquidation	—	0.07	—	0.07
Intangible asset impairment charge	—	0.03	—	0.03
Pension advisor settlement	—	—	(0.07)	—
Income tax effects of adjustments	(0.07)	(0.01)	(0.14)	(0.03)
Anti-hybrid tax on prior period income	—	—	—	0.27
Loss on sale of equity method investment	0.03	—	0.12	—
Adjusted earnings per share-diluted (non-GAAP)	$3.04	$1.15	$7.41	$1.96

Fiscal 2023 Expectations
Earnings per share-diluted (GAAP)	$8.75
Amortization of purchased intangibles	0.46
Acquisition costs	0.19
(Gain)/loss on sale of businesses, net	0.08
Amortization of inventory step-up	0.09
Restructuring costs	0.07
Pension advisor settlement	(0.07)
Income tax effects of adjustments	(0.19)
Loss on sale of equity method investment	0.12
Adjusted earnings per share-diluted (non-GAAP)	$9.50

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Oshkosh Corporation Reports Results for Fiscal 2023 Third Quarter

October 26, 2023

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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